Exhibit 99.4

BP PEPTIDES, LLC

122 East 42nd Street, Suite 4305

New York, New York 10168

July 14, 2017

Biotechnology Value Fund, L.P.
Biotechnology Value Fund II, L.P.
Investment 10, L.L.C.

BVF MSI SPV, L.L.C.

BVF Investments, L.L.C.

1 Sansome Street, 30th Floor

San Francisco, California 94104
Attention: Mark N. Lampert

Re:	Shares of Common Stock of Capstone Therapeutics Corp.

Dear Mark:

This letter is being delivered in connection with the purchase from the entities listed on Exhibit A (each, individually, a “Seller” and collectively, the “Sellers”) by BP Peptides, LLC (“Purchaser”) of the number of shares of common stock, par value $0.0005 (the “Common Stock”), of Capstone Therapeutics Corp. (the “Company”) set forth opposite each Seller’s name on Exhibit A at a purchase price of $0.06 per share (such shares of Common Stock being purchased hereunder, the “Shares”).

1.                  Subject to the terms and conditions of this letter agreement, at the Closing (as defined below) Sellers will sell, assign, transfer and convey to Purchaser, and Purchaser will purchase, the Shares for an aggregate purchase price of $302,471.82 (the “Purchase Price”). The purchase and sale of the Shares will take place remotely via the exchange of documents and signatures concurrently with the closing of that certain Securities Purchase, Loan and Security Agreement (the “Capstone Agreement”), dated the date hereof, by and between Purchaser and the Company (the “Closing”). At the Closing, Purchaser will deliver the portion of the Purchase Price to each Seller by a wire transfer of immediately available funds in the amount and to the account set forth opposite Seller’s name on Exhibit A and Sellers will initiate the electronic delivery of the Shares to Purchaser to the account set forth on Exhibit B upon receipt of such wire transfer. Also at the Closing, the Purchaser will pay, or cause the Company to pay, the amounts due under the Notes, as contemplated under Section 6 hereof.

2.                  Each Seller, with respect to itself only, hereby represents and warrants to Purchaser as of the Closing as follows: (i) each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) each Seller has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by each Seller of this letter agreement and the performance by each Seller of its obligations hereunder have been duly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by each Seller and assuming due authorization, execution and delivery of this letter agreement by Purchaser constitutes a valid and legally binding obligation of each Seller, enforceable against Seller in accordance with its terms, except (y) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (z) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (v) each Seller owns, beneficially and/or of record, the Shares as set forth on Exhibit A and has good, valid and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens”), except for restrictions on transfer arising under applicable federal and state securities laws, (vi) (y) the Internal Revenue Service (“IRS”) Forms W-9 or (z) IRS Forms W-8BEN-E, IRS Forms W-8BEN or other applicable IRS Forms W-8 (including any IRS forms, documents or schedules required to be attached thereto) delivered to Purchaser prior to the date hereof were properly completed and executed by each Seller, (vii) at the Closing, each Seller will deliver to Purchaser good, valid and marketable title to its Shares, free and clear of all Liens, except for restrictions on transfer arising under applicable federal and state securities laws, (viii) the execution and delivery of this letter agreement and the performance by each Seller of its obligations hereunder will not (x) violate or breach any provision of Seller’s organizational or governing documents, (y) violate or breach any statute, law, rule or regulation applicable to Seller or order applicable to Seller or by which Seller or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Seller is a party or by which Seller or any of its properties may be bound, except in the case of clauses (y) and (z), where such violations, breaches and defaults would not affect Seller’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect and (ix) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of each Seller, threatened against Seller that would reasonably be expected to impede the consummation of the transactions described herein.

3.                  Each Seller, with respect to itself only, acknowledges that Purchaser has previously conducted negotiations with and due diligence on the Company with respect to the Capstone Agreement and that Purchaser, Purchaser’s affiliates (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (“Affiliates”)), and Purchaser’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively with Purchaser, the “Purchaser Related Parties”), as a result of such prior activities, may possess and/or may have access to and/or may hereafter possess and/or have access to certain non-public information concerning the Company and its Affiliates and/or the Common Stock (the “Non-Public Information”) that may or may not be known by Seller which may constitute material information with respect to the foregoing, and that Purchaser is relying on this letter agreement and would not enter into a transaction to purchase the Shares from Seller absent this letter agreement. Each Seller agrees to sell its Shares to Purchaser notwithstanding that it is aware that such Non-Public Information may exist, that Purchaser may not have disclosed to it any or all Non-Public Information that it may have in its possession, and that Purchaser is making no representations regarding the existence or non-existence of such Non-Public Information and whether such information (if any) has been disclosed to Sellers. Each Seller, with respect to itself only, acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D promulgated under the Securities Act and a sophisticated seller with respect to the purchase and sale of securities such as the Shares and that Purchaser has no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could potentially affect Seller’s willingness to enter into this letter agreement and the price that Seller would be willing to accept to sell the Shares. Moreover, such Non-Public Information may indicate that the value of the Shares is substantially lower or higher than the Purchase Price. Additionally, each Seller, with respect to itself only, acknowledges that it has adequate information concerning the Common Stock and the business and financial condition of the Company and its Affiliates to make an informed decision regarding the sale of the Shares, and has independently and without reliance upon Purchaser, and based upon such information as Seller has deemed appropriate, made its own analysis and decision to sell the Shares to Purchaser. Each Seller acknowledges, with respect to itself only, that it is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Seller and Purchaser. Each Seller acknowledges, with respect to itself only, that it has conducted an independent evaluation of the Shares to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Purchaser, Seller is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Each Seller acknowledges, with respect to itself only, that because of, among other things, its business and financial experience, it is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

4.                  Purchaser hereby represents and warrants to Sellers as of the Closing as follows: (i) Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Purchaser has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Purchaser of this letter agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Purchaser and assuming due authorization, execution and delivery of this letter agreement by Sellers constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (y) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (z) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (v) the execution and delivery of this letter agreement and the performance by Purchaser of its obligations hereunder will not (x) violate or breach any provision of Purchaser’s organizational or governing documents, (y) violate or breach any statute, law, rule or regulation applicable to Purchaser or order applicable to Purchaser or by which Purchaser or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Purchaser is a party or by which Purchaser or any of its properties may be bound, except in the case of clauses (y) and (z), where such violations, breaches or defaults would not affect Purchaser’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect and (vi) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected to impede the consummation of the transactions described herein.

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5.                  Purchaser acknowledges that Sellers are significant stockholders of the Company and that Sellers, Sellers’ Affiliates and Sellers’ and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively with Sellers, the “Seller Related Parties”) may possess and/or may have access to and/or may hereafter possess and/or have access to Non-Public Information that may or may not be known by Purchaser which may constitute material information with respect to the foregoing, and that Sellers are relying on this letter agreement and would not enter into a transaction to sell the Shares to Purchaser absent this letter agreement. Purchaser agrees to purchase Sellers’ Shares from Sellers notwithstanding that it is aware that such Non-Public Information may exist, that Sellers may not have disclosed any or all Non-Public Information to it, and that Sellers are making no representations regarding the existence or non-existence of such Non-Public Information and whether such information (if any) has been disclosed to Purchaser. Purchaser acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) (7) or (8) of Regulation D promulgated under the Securities Act. Purchaser acknowledges that it is a sophisticated purchaser with respect to the purchase and sale of securities such as the Shares and that Sellers have no obligations to Purchaser to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Purchaser, the Non-Public Information could potentially affect Purchaser’s willingness to enter into this letter agreement and the price that Purchaser would be willing to pay to purchase the Shares. Moreover, such Non-Public Information may indicate that the value of the Shares is substantially lower or higher than the Purchase Price. Additionally, Purchaser acknowledges that it has adequate information concerning the Common Stock and the business and financial condition of the Company and its Affiliates to make an informed decision regarding the purchase of the Shares, and has independently and without reliance upon Sellers, and based upon such information as Purchaser has deemed appropriate, made its own analysis and decision to purchase the Shares from Sellers. Purchaser is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Purchaser and Sellers. Purchaser has conducted an independent evaluation of the Shares to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Purchaser to the Non-Public Information known by Sellers, Purchaser is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Purchaser, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

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6.                  Purchaser acknowledges and agrees that concurrently with the Closing, a portion of the proceeds the Company is entitled to receive in connection with the transactions contemplated by the Capstone Agreement will be used to satisfy in full all outstanding indebtedness under those certain Convertible Promissory Notes, dated December 11, 2015, listed on Exhibit C (the “Notes”) in accordance with the terms of the Capstone Agreement. The parties agree that as of the Closing, the total outstanding indebtedness under the Notes is $1,079,041.09. The obligation to repay the Notes as set forth in this Section 6 is a material inducement to cause the Sellers to sell the Shares. Accordingly, the failure to timely repay such indebtedness in full shall constitute a material breach of this Agreement and shall give rise to any applicable rights and remedies on the part of the Sellers, including (without limitation) the right to rescind the sale of the Shares hereunder. Sellers agree that concurrently with the Closing and the payment in full of all outstanding indebtedness under the Notes in accordance with this Section 6, Sellers’ blanket lien on and security interest in the Company’s tangible and intangible assets securing all indebtedness under the Notes shall be deemed terminated and released and, in furtherance of the foregoing, concurrently with the Closing, Sellers shall file UCC termination statements on Form UCC-3 and any other instruments reasonably requested by the Purchaser acknowledging such termination and release.

7.                  For a period of three (3) years from the date hereof, Sellers and their Affiliates will not, without the prior written consent of Purchaser and the Company: (i) acquire, offer to acquire, or agree to acquire directly or indirectly, by purchase or otherwise, record, beneficial or other ownership of any additional shares of Common Stock, any convertible, derivative or other securities of the Company or rights to acquire any such securities, or enter into, offer to enter into, or agree to enter into, directly or indirectly, any Derivatives Contract (as defined below), except pursuant to a stock split, recapitalization, stock dividend or other similar transaction by the Company, (ii) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any assets, indebtedness or businesses of the Company or any of its subsidiaries or Affiliates, (b) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries or Affiliates or assets of the Company or its subsidiaries or Affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or Affiliates, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or Affiliates, or (d) any nomination of directors for election to the Board of Directors of the Company, (iii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the Company (other than the existing “group” comprised of Sellers and their Affiliates with respect to the Company) or otherwise act in concert with any person in respect of any such securities, (iv) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company, (v) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth above, or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

For purposes of this letter agreement, “Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock or other Company securities specified or referenced in such contract, regardless of whether (i) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other securities or property or (ii) such contract conveys any voting rights in shares of Common Stock or other securities, without regard to any short or similar position under the same or any other Derivatives Contract.

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8.                  Each Seller does for itself only and its respective successors and/or assigns, hereby to the maximum extent permitted by law irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Company and the Purchaser Related Parties, arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Purchaser’s failure to disclose all or any portion of the Non-Public Information known by it to Seller in connection with the transfer of the Shares by Seller to Purchaser. Each Seller, with respect to itself only, also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against the Company or any of the Purchaser Related Parties as a result of Purchaser’s failure to disclose fully such Non-Public Information to Seller or otherwise in connection with this letter agreement. Each Seller, with respect to itself only, also represents that it has not assigned any claim or possible claim against the Company or the Purchaser Related Parties that relates to the Non-Public Information, it fully intends to release all claims against the Company and the Purchaser Related Parties that related to the Non-Public Information as set forth above and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this letter agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

9.                  Purchaser does for itself and its respective successors and/or assigns, hereby to the maximum extent permitted by law irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Company and the Seller Related Parties, arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Sellers’ failure to disclose all or any portion of the Non-Public Information known by them to Purchaser in connection with the transfer of the Shares by Sellers to Purchaser. Purchaser also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against any of the Company or the Seller Related Parties as a result of Sellers’ failure to disclose fully such Non-Public Information to Purchaser or otherwise in connection with this letter agreement. Purchaser also represents that it has not assigned any claim or possible claim against the Company or the Seller Related Parties that relates to the Non-Public Information, it fully intends to release all claims against the Company and the Seller Related Parties that related to the Non-Public Information as set forth above and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this letter agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

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10.                 Each Seller and Purchaser agrees that this letter agreement, including, without limitation, the representations, warranties, agreements, waivers, releases, acceptances and acknowledgments contained herein, shall be binding upon and inure to the benefit of Purchaser and each Seller and their respective successors and assigns, and shall survive the execution and delivery of this letter agreement and the consummation of the sale of Sellers’ Shares to Purchaser.

11.                 This letter agreement constitutes the entire agreement between the parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of this letter agreement, and contains the only representations or warranties on which the parties are entitled to rely.

12.                 All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware located in New Castle County, or, if jurisdiction in such court is not available, any state court located in New Castle County in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at its address set forth herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.                 This letter agreement may be executed in counterparts.

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Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated.

PURCHASER:

bp pEPTIDES, LLC

By:	/s/ Matthew E. Lipman
	Name:	Matthew E. Lipman
	Title:	Manager and President

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

SELLERS:

BIOTECHNOLOGY VALUE FUND, L.P.

By:	BVF Partners L.P., its general partner
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	BVF Partners L.P., its general partner
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

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INVESTMENT 10, L.L.C.

By:	BVF Partners L.P., its manager
By:	BVF, Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

MSI BVF SPV, L.L.C.

By:	BVF Partners L.P., its manager
By:	BVF, Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

BVF INVESTMENTS, L.L.C.

By:	BVF Partners L.P., its manager
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

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Exhibit A

Sellers

Name	Shares to be Sold	Total Purchase Price
Biotechnology Value Fund, L.P.	242,236	$14,534.16
Biotechnology Value Fund II, L.P.	105,713	$6,342.78
Investment 10, L.L.C.	377,115	$22,626.90
BVF MSI SPV, L.L.C.	322,496	$19,349.76
BVF Investments, L.L.C.	3,993,637	$239,618.22

Exhibit B

Purchase Account Information

DTC Instructions

Exhibit C

Convertible Promissory Notes

  Convertible Promissory Note, dated December 11, 2015, payable to Biotechnology Value Fund, L.P.

  Convertible Promissory Note, dated December 11, 2015, payable to Biotechnology Value Fund II, L.P.

  Convertible Promissory Note, dated December 11, 2015, payable to Biotechnology Value Trading Fund OS, L.P.

  Convertible Promissory Note, dated December 11, 2015, payable to Investment 10, LLC.

  Convertible Promissory Note, dated December 11, 2015, payable to MSI BVF SPV, LLC.